UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2016

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01.	Other Events.

Exchange Offer for 5.250% Senior Notes due 2026

On January 7, 2016, Omega Healthcare Investors, Inc. (“Omega”) issued a press release announcing the expiration and results of its offer to exchange $600 million aggregate principal amount of its registered 5.250% Senior Notes due 2026 for $600 million aggregate principal amount of its outstanding 5.250% Senior Notes due 2026.

The exchange offer expired at 5:00 p.m., New York City time, on January 7, 2016. On January 7, 2016 U.S. Bank National Association, the exchange agent for the exchange offer, advised that approximately 99.99% of the $600 million aggregate principal amount of outstanding 5.250% Senior Notes due 2026 were validly tendered and not withdrawn prior to the expiration of the exchange offer. All of the notes validly tendered and not withdrawn have been accepted for exchange pursuant to the terms of the exchange offer. The exchange offer was conducted upon the terms and subject to the conditions set forth in Omega’s prospectus dated December 8, 2015, and the related letter of transmittal.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	First Amendment to Credit Agreement, dated as of August 7, 2015, among Omega Healthcare Properties Limited Partnership, certain subsidiaries of Omega Healthcare Properties Limited Partnership identified therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent for such lenders.

99.1	Press Release, dated January 7, 2016, announcing the closing of Omega’s exchange offer for its $600 million 5.250% Senior Notes due 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: January 7, 2016	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	First Amendment to Credit Agreement, dated as of August 7, 2015, among Omega Healthcare Properties Limited Partnership, certain subsidiaries of Omega Healthcare Properties Limited Partnership identified therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent for such lenders.

99.1	Press Release, dated January 7, 2016, announcing the closing of Omega’s exchange offer for its $600 million 5.250% Senior Notes due 2026.